EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-27453 and 333-41170) of Spatializer Audio Laboratories, Inc. of our report dated  February 26, 2013, related to the balance sheets of Spatializer Audio Laboratories, Inc as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, which report appears in the annual report on Form 10-K of Spatializer Audio Laboratories, Inc. for the year ended December 31, 2012.

/s/ RAMIREZ JIMENEZ INTERNATIONAL CPAs

Irvine, California
February 26, 2013